Exhibit 10.8

EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into by and between Independent Bank Group, Inc., a Texas corporation (the “Company”), and Daniel W. Brooks (“Executive”) as of the 9 day of December 2019.
WHEREAS, the Company has entered into that certain Agreement and Plan of Merger, dated as of December 9, 2019 (the “Merger Agreement”), by and between the Company and Texas Capital Bancshares, Inc., a Delaware corporation (“Texas Capital”), pursuant to which Texas Capital will merge with and into the Company (the “Merger”) so that the Company is the surviving entity in the Merger.
WHEREAS, the Company wishes to employ Executive on the terms and conditions, and for the consideration, hereinafter set forth, and Executive desires to be employed by the Company on such terms and conditions and for such consideration.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:
1.Employment Period. The Company hereby agrees to employ Executive, and Executive hereby agrees to be employed by the Company, subject to the terms and conditions of this Agreement, for the period commencing on the date of the closing of the Merger (the “Effective Date”) and ending on the third (3rd) anniversary thereof (the “Employment Period”); provided, however, that commencing on the third (3rd) anniversary of the Effective Date, and on each annual anniversary thereafter (such date and each annual anniversary thereof shall be hereinafter referred to as the “Renewal Date”), unless previously terminated, the Employment Period shall be automatically extended so as to terminate one year from such Renewal Date, unless at least 90 days prior to the Renewal Date the Company shall give notice to Executive that the Employment Period shall not be so extended.
2.    Terms of Employment.
(a)    Position and Duties; Standard of Services; Location.
(i)    Position and Duties. During the Employment Period, Executive shall serve as Vice Chairman of the Company and Independent Bank, with such duties and authority as are customarily associated with such positions in public companies. Executive shall report solely and directly to the Chief Executive Officer of the Company and Independent Bank.
(ii)    Standard of Services. During the Employment Period, Executive agrees to devote his full business time, energy and skill to the performance of his duties, authorities and responsibilities to the Company and its affiliates and to use Executive’s best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period, Executive may serve on civic, charitable or other not-for-profit boards or committees, deliver lectures, fulfill speaking engagements or teach at educational institutions, manage personal investments and, subject to the prior written approval of the Board of Directors of the Company (the “Board”) or a committee thereof, serve on boards of for-profit entities, in each case, so long as such activities do not materially interfere with the performance of Executive’s duties and responsibilities or create a potential business or fiduciary conflict, and Executive complies with applicable provisions of any codes of business conduct and ethics of the Company and its affiliates, as in effect from time to time. For purposes of this Agreement, the term “affiliate” means an entity controlled by, controlling or under common control with the Company
(iii)    Location. Executive’s primary work location shall be at the Company’s corporate headquarters in McKinney, Texas, subject to reasonable business travel at the Company’s request.
(b)    Compensation.
(i)    Annual Base Salary. During the Employment Period, Executive shall receive an annual base salary equal to at least $575,000 (as in effect from time to time, the “Annual Base Salary”), payable in accordance with the Company’s regular payroll practices. The Annual Base Salary shall be reviewed at least annually by the Board or an appropriate committee thereof (the Board or such committee, the “Committee”) for possible increase, as determined in the sole and absolute discretion of the Committee, pursuant to the normal performance review policies for senior executives of the Company. Once the Annual Base Salary has been increased hereunder it shall not subsequently be decreased during the Employment Period.
(ii)    Annual Bonus. Commencing with 2020, and for each year during the Employment Period thereafter, Executive shall be eligible to receive an annual cash bonus (the “Annual Bonus”), with a target opportunity equal to at least 100% of the Annual Base Salary (as in effect from time to time, the “Target Annual Bonus Opportunity”). The Target Annual Bonus Opportunity shall be reviewed at least annually by the Committee for possible increase, as determined in the sole and absolute discretion of the Committee, pursuant to the normal performance review policies for senior executives of the Company. Once the Target Annual Bonus Opportunity has been increased hereunder it shall not subsequently be decreased during the Employment Period. The Annual Bonus shall be determined by the Committee on the same basis as incentive award determinations are made for other senior executives of the Company and shall be paid to Executive at the same time that other senior executives of the Company who are eligible to receive annual bonus payments receive such payments (but no later than March 15th of the calendar year following the year with respect to which the Annual Bonus was earned).
(iii)    Annual Long-Term Incentive Awards. During each year of the Employment Period, Executive shall be eligible to receive long-term incentive awards of the Company having an aggregate target grant date fair value equal to at least 135% of the Annual Base Salary (as in effect from time to time, the “Target Annual LTI Opportunity”), with the types of awards and amounts allocated to each type of award, and grant dates, to be consistent with the types, amounts and grant dates applicable to senior executives of the Company; provided, however, that all such awards shall contain termination vesting protections no less favorable than those set forth in this Agreement (all such awards, collectively, the “Annual LTI Grants”). The Target Annual LTI Opportunity shall be reviewed at least annually by the Committee for possible increase, as determined in the sole and absolute discretion of the Committee, pursuant to the normal performance review policies for senior executives of the Company. Once the Target Annual LTI Opportunity has been increased hereunder it shall not subsequently be decreased during the Employment Period.
(iv)    Other Benefits. During the Employment Period, Executive shall be eligible for participation in retirement, welfare and other benefit plans, practices, policies and programs of the Company, on terms no less favorable than those provided to similarly situated executives.
(v)    Expenses. During the Employment Period, Executive shall be entitled to receive reimbursement for all reasonable, documented business expenses incurred by Executive in accordance with the performance of Executive’s duties under this Agreement, subject to the Company’s policies with respect to expense reimbursement.
(vi)    Transaction Award. In consideration of Executive’s efforts in negotiating the Merger Agreement and completing all deliverables required leading up to the Effective Date, on the Effective Date, the Company shall make a lump sum cash payment to Executive equal to $2,000,000.
(vii)    Sign-On Equity Award. On or as soon as reasonably practicable following the Effective Date (but in no event later than thirty (30) days following the Effective Date), in consideration for Executive’s continued service to the Company and compliance with the covenants set forth in Section 5, the Company shall grant to Executive a restricted stock unit award (the “Sign-On Equity Award”) in respect of 20,000 shares of common stock of the Company. The Sign-On Equity Award shall be composed of (A) 50% time-based restricted stock units, which shall vest in five (5) equal installments on each of the first five (5) anniversaries of the Effective Date, subject to Executive’s continued employment with the Company through the applicable anniversary, and, except as provided in Section 4(a)(ii) or 4(b), shall be forfeited upon a termination of employment prior to such time, and (B) 50% performance-based restricted stock units, which shall vest in full on the fifth (5th) anniversary of the Effective Date based on the achievement of the applicable performance criteria developed by the Committee prior to the Effective Date, subject to Executive’s continued employment with the Company through the fifth (5th) anniversary of the Effective Date, and, except as provided in Section 4(a)(ii) or 4(b), shall be forfeited upon a termination of employment prior to such time. Except as set forth above, the Sign-On Equity Award shall otherwise have terms and conditions consistent with the Company’s standard form of restricted stock unit award agreement.
3.    Termination of Employment.
(a)    Death or Disability. Executive’s employment shall terminate automatically upon Executive’s death during the Employment Period. If the Company determines in good faith that the Disability (as defined below) of Executive has occurred during the Employment Period, it may provide Executive with written notice in accordance with Section

7(i) of its intention to terminate Executive’s employment. In such event, Executive’s employment with the Company shall terminate effective on the thirtieth (30th) day after receipt of such notice by Executive (the “Disability Effective Date”), provided that, within the thirty (30) days after such receipt, Executive shall not have returned to full-time performance of Executive’s duties. For purposes of this Agreement, “Disability” shall mean Executive’s inability to perform his employment duties due to his permanent and total disability as determined by a physician reasonably acceptable to the Company.
(b)    Cause. The Company may terminate Executive’s employment during the Employment Period either with or without Cause. For purposes of this Agreement, “Cause” shall mean (i) Executive’s continued intentional failure or refusal to materially abide by the terms and conditions of this Agreement or perform substantially Executive’s assigned duties (other than as a result of total or partial mental or physical incapacity); (ii) Executive’s engagement in willful misconduct, including without limitation, fraud, embezzlement, theft or dishonesty, in the course of Executive’s employment with the Company; (iii) Executive’s conviction of, or plea of guilty or nolo contendere to a felony or a crime (other than a felony) that involves moral turpitude or a breach of trust or fiduciary duty owed to the Company or any of its affiliates; (iv) a material breach of the restrictive covenants in this Agreement; or (v) a material breach of the Company’s Code of Conduct or another policy of the Company applicable to Executive, that does, or could reasonably be expected to, result in material harm to the Company, including reputational harm; provided that no act or failure to act, on the part of Executive, will be considered “willful” or “intentional” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Company and its affiliates or if done based on the direction of the Board or on advice of counsel to the Company. If an action or omission constituting Cause is curable, Executive may be terminated under such clauses only if Executive has not cured such action or omission within thirty (30) days following written notice thereof from the Company.
(c)    Good Reason. Executive’s employment may be terminated by Executive with or without Good Reason. For purposes of this Agreement, “Good Reason” shall mean in the absence of the prior written consent of Executive:
(i)    the assignment to Executive of any duties or responsibilities inconsistent in any material respect with Executive’s position, status, office, title, reporting relationship, duties or responsibilities as set forth in this Agreement;
(ii)    a reduction in the Annual Base Salary, Target Annual Bonus Opportunity or Target Annual LTI Opportunity;
(iii)    a change by forty-five (45) miles or more in Executive’s principal work location at the Company’s corporate headquarters in McKinney, Texas;
(iv)    the failure of the Board to appoint or re-elect Executive to any of the positions specifically provided for in this Agreement; or

(v)    any other action or inaction that constitutes a material breach by the Company or any of its affiliates or any of their respective successors of its obligations to Executive under this Agreement;
provided, however, that Executive’s termination of employment shall not be deemed to be for Good Reason unless (A) Executive has notified the Company in writing describing the occurrence of one (1) or more Good Reason events within ninety (90) days after Executive first becomes aware of such occurrence (or should have become aware of such occurrence), (B) the Company fails to cure such Good Reason event within thirty (30) days after its receipt of such written notice and (C) the termination of employment occurs within thirty (30) days following such failure to cure.
(d)    Notice of Termination. Any termination of employment by the Company for Cause, or by Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 7(i). For purposes of this Agreement, the term “Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) if the Date of Termination (as defined herein) is other than the date of receipt of such notice, specifies the Date of Termination (which Date of Termination shall be not more than thirty (30) days after the giving of such notice). The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company, respectively, hereunder or preclude Executive or the Company, respectively, from asserting such fact or circumstance in enforcing Executive’s or the Company’s respective rights hereunder.
(e)    Date of Termination. For purposes of this Agreement, the term “Date of Termination” means (i) if Executive’s employment is terminated by the Company for Cause, or by Executive for Good Reason, the date of receipt of the Notice of Termination or such later date specified in the Notice of Termination, as the case may be, (ii) if Executive’s employment is terminated by the Company other than for Cause or Disability, the date on which the Company notifies Executive of such termination, (iii) if Executive resigns without Good Reason, the date on which Executive notifies the Company of such termination, or (iv) if Executive’s employment is terminated by reason of death or Disability, the date of Executive’s death or the Disability Effective Date, as the case may be. Notwithstanding the foregoing, in no event shall the Date of Termination occur until Executive experiences a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the date on which such separation from service takes place shall be the “Date of Termination.”
4.    Obligations of the Company upon Termination.
(a)    By the Company other than for Cause; by Executive for Good Reason. If, during the Employment Period, the Company shall terminate Executive’s employment other than for Cause or Executive shall terminate employment for Good Reason:

(i)    The Company shall pay to Executive the following amounts in a lump sum in cash within thirty (30) days after the Date of Termination: (A) Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid, (B) any unpaid Annual Bonus from any prior completed calendar year, (C) Executive’s business expenses that are reimbursable pursuant to Section 2(b)(vi) but have not been reimbursed by the Company as of the Date of Termination; and (D) any accrued vacation pay to the extent not theretofore paid (the sum of the amounts described in the foregoing subclauses (A), (B), (C) and (D), the “Accrued Obligations”);
(ii)    Subject to Section 4(d) and Executive’s compliance with Section 5 (it being agreed that in the event that Executive does not comply with Section 5, Executive shall return any payments previously made pursuant to this Section 4(a)(ii)), Executive shall be entitled to:
(A)    a prorated portion of Executive’s target Annual Bonus for the calendar year during which the Date of Termination occurs, prorated based on the number of days Executive is employed with the Company in such year divided by the total number of days in such year, which amount shall be paid not more than sixty (60) days after the Date of Termination (the “Prorated Annual Incentive”);
(B)    a cash payment equal to the product of (I) the Severance Multiple (as defined below) multiplied by (II) the sum of (x) the Annual Base Salary and (y) the greater of (i) the Target Annual Bonus Opportunity and (ii) the average Annual Bonus actually paid to Executive (before any tax withholding) during the three (3) completed years prior to the Date of Termination, which amount shall be paid not more than sixty (60) days after the Date of Termination;
(C)    effective as of the Date of Termination, (I) accelerated vesting in full of any unvested time-vesting long-term incentive awards (other than the Sign-On Equity Award), (II) any performance-vesting long-term incentive awards for which the performance period is complete shall vest in full and any such awards for which the performance period is not complete shall be earned as provided in the applicable award agreement and vest in full, and (III) any vested stock options or stock appreciation rights shall remain exercisable for the full remaining term (collectively, the “LTI Benefit”);
(D)    any portion of the Sign-On Equity Award that is unvested as of the Date of Termination shall continue to vest on the regularly scheduled vesting dates subject to Executive’s continued compliance with Section 5;
(E)    continued participation in the Independent Bank Survivor Benefit Plan through age 65;
(F)    a cash payment equal to eighteen (18) months of COBRA premiums for the health care coverage that Executive had in place for him and his dependents, as applicable, on the Date of Termination, which amount shall be paid not more than sixty (60) days after the Date of Termination;
(iii)    To the extent not theretofore paid or provided, the Company shall timely pay or provide to Executive any other amounts or benefits required to be paid or provided or which Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliates through the Date of Termination (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”), such Other Benefits to be paid or provided subject to and in accordance with the applicable terms of any such arrangements.
(iv)    For purposes of this Section 4, the term “Severance Multiple” shall mean (A) except if the Date of Termination is within two (2) years following a Change in Control (as defined in the Company’s 2013 Equity Incentive Plan) that occurs after the Effective Date, one (1), and (B) if the Date of Termination is within two (2) years following a Change in Control that occurs after the Effective Date, two (2).
(b)    Due to Death or Disability. If, during the Employment Period, Executive’s employment shall terminate due to his death or Disability, subject in the case of Sections 4(b)(ii) and 4(b)(iii) to Section 4(d) and in the event of Executive’s Disability, Executive’s compliance with Section 5 (it being agreed that in the event that Executive does not comply with Section 5, Executive shall return any payments previously made pursuant to Section 4(b)(ii) and 4(b)(iii)), the Company shall pay to Executive or his estate, on the schedule contemplated by Section 4(a), the Accrued Obligations, the Prorated Annual Incentive, the LTI Benefit, and the Other Benefits. In addition, (i) upon a termination due to Disability, the unvested portion of the Sign-On Equity Award shall vest on the regularly scheduled vesting dates subject to Section 4(d) and the Executive’s continued compliance with Section 5 and the Independent Bank Survivor Benefit Plan benefit shall continue to be provided in the event of Executive’s Disability on or prior to age 65, and, (ii) upon a termination due to death, the unvested portion of the Sign-On Equity Award shall vest in full on the date of Executive’s death.
(c)    Cause; Other than for Good Reason. If, during the Employment Period, Executive’s employment shall be terminated for Cause or Executive terminates his employment other than for Good Reason, this Agreement shall terminate without further obligations to Executive other than the obligation to pay to Executive (i) the Accrued Obligations through the Date of Termination (excluding payment of any unpaid Annual Bonus from any prior completed calendar year) and (ii) Other Benefits, in each case to the extent theretofore unpaid. The Accrued Obligations shall be paid to Executive in a lump sum in cash within thirty (30) days of the Date of Termination.
(d)    Separation Agreement and General Release. The Company’s obligations to make payments under Section 4(a)(ii) or Sections 4(b)(ii) and (b)(iii), as applicable, shall be conditioned on (i) Executive (or, in the event of Executive’s death or Disability, his legal guardian or estate) executing and delivering (and not revoking) a separation agreement and general release (the “Release”) in the form attached as Exhibit A hereto (with such revisions as may be appropriate to reflect changes in law or the successors and assigns of the Company and its affiliates), which Release must become effective not later than sixty (60) days following the Date of Termination. In the event that Executive (or his legal guardian or estate) does not so execute and deliver such release, or in the event that Executive (or his legal guardian or estate) revokes such release, the Company may require Executive (or his legal guardian or estate) to repay any amounts previously provided to him pursuant to Section 4(a)(ii) or Sections 4(b)(ii) and (b)(iii), as applicable.
(e)    Full Settlement. The payments and benefits provided under this Section 4 shall be in full satisfaction of the obligations of the Company and its affiliates to Executive under this Agreement or any other plan, agreement, policy or arrangement of the Company and its Affiliates upon his termination of employment.
(f)    No Mitigation. Executive shall have no obligation to mitigate any severance obligation of the Company under this Agreement by seeking new employment. The Company shall not be entitled to set off or reduce any severance payments owed to Executive under this Agreement by the amount of earnings or benefits received by Executive in future employment.
(g)    Expiration of the Employment Period. Following the end of the Employment Period, if Executive remains employed by the Company or its affiliates, Executive’s employment shall be at-will.
5.    Executive Covenants.
(a)    Confidentiality.
(i)    Generally. Executive has and will have access to and participate in the development of or be acquainted with confidential or proprietary information and trade secrets related to the business of the Company and its subsidiaries and affiliates (collectively, the “Companies”), including but not limited to (A) business plans, operating plans, marketing plans, bid strategies, bid proposals, financial reports, operating data, budgets, wage and salary rates, pricing strategies and information, terms of agreements with suppliers or customers and others, customer lists and customer information, credit files, software programs, reports, correspondence, tapes, discs, tangible property and specifications owned by or used in the Companies’ businesses, operating strengths and weaknesses of the Companies’ officers, directors, employees, agents, suppliers and customers, (B) information pertaining to future developments such as, but not limited to, research and development, future marketing, products, distribution, delivery or merchandising plans or ideas, and potential new distribution or business locations, and (C) other tangible and intangible property, which are used in the business and operations of the Companies but not made publicly available (the “Confidential Information”); provided that the term Confidential Information shall not include information that is available or known to persons or entities outside of the Companies otherwise than as a result of a breach of a confidentiality agreement. Pursuant to his employment with the Companies, Executive agrees that he is or may be provided with access to Confidential Information to which he would not otherwise have access.

(ii)    Assignment. Executive hereby assigns to the Companies, in consideration of his employment, all Confidential Information that may be developed by Executive at any time during his employment with the Companies, whether or not made or conceived during working hours, alone or with others, which related, directly or indirectly, to businesses or proposed businesses of the Companies, and Executive agrees that all such Confidential Information shall be the exclusive property of the Companies. Executive shall establish and maintain written records of all such Confidential Information with respect to inventions or similar intellectual property for the benefit of the Companies and shall execute and deliver to the Companies any specific assignments or other documents appropriate to vest title in such Confidential Information in the Companies or to obtain for the Companies legal protection for such Confidential Information.
(iii)    Nondisclosure. Executive shall not disclose, use or make known for his or another’s benefit any Confidential Information of the Companies or use such Confidential Information in any way except in the best interests of the Companies in the performance of Executive’s duties under this Agreement.
(b)    Return of Company’s Property. Immediately upon termination of Executive’s employment with the Company, Executive shall deliver to the Company all Confidential Information, documents, correspondence, notebooks, reports, computer programs, names of full-time and part-time employees and consultants, and all other materials and copies thereof (including computer discs and other electronic media) relating in any way to any business conducted by the Companies in any way obtained by Executive during the period of his employment or engagement with the Company. Immediately upon termination of Executive’s employment with the Company, Executive shall deliver to the Company all tangible property of Company in the possession of Executive, including without limitation, telephones, facsimile machines, computers, leased automobiles and credit cards.
(c)    Noncompetition and Nonsolicitation.
(i)    Noncompete. In consideration for (A) the compensation provided to Executive by the Company under this Agreement and (B) the provision of Confidential Information, during the period of Executive’s employment with the Companies and for a period of one (1) year following the termination of Executive’s employment with the Companies for any reason (the “Restricted Period”), Executive shall not, directly or indirectly, without the written consent of the Board, own, manage, operate, control, be employed by in the same or in a similar manner to which Executive is employed by the Companies, consult with or participate in or be connected with any entity owning or having financial interest in, whether direct or indirect, a business entity which is in the same line or lines of business as and competes with any business of the Companies, if such business has a branch or other office of any kind located within fifteen (15) miles of any branch or office of the Companies, which the parties stipulate is a reasonable geographic area because of the scope of the Companies’ operations and Executive’s employment with the Companies. For purposes of this Section 5(c)(i), each of the following activities, without limitation, shall be deemed to constitute proscribed activities during the Restricted Period: to engage in, work with, have an interest in (other than interests of less than 1% in companies with securities traded on a nationally recognized stock exchange or interdealer quotation system), advise, consult, manage, operate, lend money to (other than interests of less than 1% in companies with securities traded on a nationally recognized stock exchange or interdealer quotation system), guarantee the debts or obligations of, or permit one’s name or any part thereof to be used in connection with an enterprise or endeavor, either individually, in partnership or in conjunction with any person or persons, firm, association, company or corporation, whether as principal, director, agent, shareholder, partner, employee, consultant or in any other manner whatsoever. Executive may not avoid the purpose and intent of this Section 5(c) by engaging in conduct within the geographically limited area from a remote location through means such as telecommunications, written correspondence, computer generated or assisted communications, or other similar methods.
(ii)    Nonsolicitation. During the Restricted Period, Executive shall not, directly or indirectly, (A) solicit for employment, or advise or recommend any entity to employ or solicit for employment, any person who is, or at any time within the one (1)-year period immediately prior to Executive’s last day of employment was, an employee of the Companies, or (B) solicit the banking business of, or conduct any banking business with, any Restricted Customer of the Companies. For purposes of this Agreement, “Restricted Customer” means any individual, corporation, limited liability company, association, partnership, estate, trust, or any other entity or organization to which the Companies marketed, attempted to or actually promoted or provided products or services to at any time during the one (1)-year period immediately prior to Executive’s last day of employment, and with respect to which Executive has participated in any efforts related to the marketing, negotiation or provision of products or services, had contact with or supervised employees who had contact with, or received Confidential Information about, within the one (1)-year period immediately prior to Executive’s last day of employment. This Section 5(c)(ii) shall be geographically limited to wherever any Restricted Customer can be found or is available for solicitation or to do business with, which the parties stipulate is a reasonable geographic area because of the scope of the Companies’ operations and Executive’s employment with the Companies. Executive may not avoid the purpose and intent of this Section 5(c)(ii) by engaging in conduct within the geographically limited area from a remote location through means such as telecommunications, written correspondence, computer generated or assisted communications, or other similar methods.
(iii)    Reasonable and Necessary. Executive agrees that the above covenants are reasonable and necessary agreements for the protection of the business interests covered in the fully enforceable, ancillary agreements set forth in this Agreement.
(d)    Nondisparagement. From and following the Effective Date, Executive shall not make, either directly or by or through another person, any oral or written negative, disparaging or adverse statements or representations of or concerning the Companies, any of their clients or businesses or any of their current or former directors, officers or employees; provided, however, that, subject to Section 5(a), nothing herein shall prohibit Executive from disclosing truthful information if legally required (whether by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process). In the event of Executive’s termination of employment, the Company shall instruct its senior executive officers not to make, either directly or by or through another person, any oral or written negative, disparaging or adverse statements or representations of or concerning Executive or any of his agents or related parties; provided, however, that nothing herein shall prohibit any such individuals from disclosing truthful information if legally required (whether by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process).
(e)    Cooperation. Executive agrees that following Executive’s termination of employment, upon the reasonable request of the Company or any of its affiliates, Executive shall use reasonable efforts to assist and cooperate with the Company or any of its affiliates in connection with the defense or prosecution of any claim that may be made against or by the Company or any of its affiliates, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company or any of its affiliates, including any proceedings before any arbitral, administrative, regulatory, judicial, legislative or other body or agency; provided that the Company shall provide Executive with reasonable compensation for the time actually expended in such endeavors (at an hourly rate based on the Annual Base Salary) and shall reimburse Executive’s reasonable business expenses incurred in connection with such cooperation to the extent that such expenses would have been reimbursed under Section 2(b)(v) had they been incurred during the Employment Period.
(f)    Trade Secrets; Whistleblower Rights. The Company hereby informs Executive that, notwithstanding any provision of this Agreement to the contrary, an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. In addition, notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall impair Executive’s rights under the whistleblower provisions of any applicable federal law or regulation or, for the avoidance of doubt, limit Executive’s right to receive an award for information provided to any government authority under such law or regulation.
(g)    Acknowledgments and Remedies.
(i)    Executive acknowledges that the Company and its affiliates have (A) expended and will continue to expend substantial amounts of time, money and effort to develop business strategies, employee, customer and other relationships and goodwill to build an effective organization, and (B) a legitimate business interest in and right to protect their Confidential Information, goodwill and employee, customer and other relationships.
(ii)    Executive understands that the covenants contained in this Section 5 may limit Executive’s ability to earn a livelihood in a business similar to the business of the

Company, and Executive represents that his experience and capabilities are such that he has other opportunities to earn a livelihood and adequate means of support for himself and his dependents.
(iii)    Any termination of (A) Executive’s employment, (B) the Employment Period or (C) this Agreement shall have no effect on the continuing obligations of Executive under this Section 5 or operation of this Section 5.
(iv)    Executive acknowledges that a violation by Executive of any of the covenants contained in this Section 5 would cause irreparable damage to the Companies in an amount that would be material but not readily ascertainable, and that any remedy at law (including the payment of damages) would be inadequate. Accordingly, Executive agrees that, notwithstanding any provision of this Agreement to the contrary, in addition to any other damages it is able to show, in the event of a material breach by Executive of any of the covenants contained in this Section 5, the Companies shall be entitled (without the necessity of showing economic loss or other actual damage) to (A) cease payment of the compensation and benefits contemplated by Section 4 to the extent not previously paid or provided (including ceasing vesting of outstanding equity awards), (B) the prompt return by Executive of any portion of such compensation and the value of such benefits previously paid or provided (including forfeiture of any equity awards that vested pursuant to Section 4 or the repayment of the value of any equity awards that vested pursuant to Section 4 that have been exercised or settled, as applicable) and (C) injunctive relief (including temporary restraining orders, preliminary injunctions and permanent injunctions), without posting a bond, in any court of competent jurisdiction for any actual or threatened breach of any of the covenants set forth in this Section 5 in addition to any other legal or equitable remedies they may have. The preceding sentence shall not be construed as a waiver of the rights that the Companies may have for damages under this Agreement or otherwise, and all such rights shall be unrestricted. The Restricted Period shall be tolled during (and shall be deemed automatically extended by) any period during which Executive is in violation of the provisions of Section 5(c) or (d), as applicable. In the event that a court of competent jurisdiction determines that any provision of this Section 5 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then, only as to enforcement of this Section 5 within the jurisdiction of such court, such provision shall be interpreted and enforced as if it provided for the maximum restriction permitted under such governing law.
6.    Treatment of Certain Payments
(a)    Anything in this Agreement to the contrary notwithstanding, in the event the Accounting Firm (as defined below) shall determine that receipt of all Payments (as defined below) would subject Executive to the excise tax under Section 4999 of the Code, the Accounting Firm shall determine whether to reduce any of the Payments paid or payable pursuant to this Agreement (the “Agreement Payments”) so that the Parachute Value (as defined below) of all Payments, in the aggregate, equals the Safe Harbor Amount (as defined below). The Agreement Payments shall be so reduced only if the Accounting Firm determines that Executive would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Agreement Payments were so reduced. If the Accounting Firm determines that Executive would not have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Agreement Payments were so reduced, Executive shall receive all of the Agreement Payments to which Executive is entitled hereunder.
(b)    If the Accounting Firm determines that the aggregate Agreement Payments should be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, the Company shall promptly give Executive notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section 6 shall be binding upon the Company and Executive and shall be made as soon as reasonably practicable following an Agreement Payment becoming due. For purposes of reducing the Agreement Payments so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the payments and benefits under the following sections in the following order: (i) cash payments that may not be valued under Treas. Reg. § 1.280G-1, Q&A-24(c) (“24(c)”), (ii) equity-based payments that may not be valued under 24(c), (iii) cash payments that may be valued under 24(c), (iv) equity-based payments that may be valued under 24(c) and (v) other types of benefits. With respect to each category of the foregoing, such reduction shall occur first (1st) with respect to amounts that are not “deferred compensation” within the meaning of Section 409A of the Code and next with respect to payments that are deferred compensation, in each case, beginning with payments or benefits that are to be paid the farthest in time from the Accounting Firm’s determination. All fees and expenses of the Accounting Firm shall be borne solely by the Company.
(c)    To the extent requested by Executive, the Company shall cooperate with Executive in good faith in valuing, and the Accounting Firm shall take into account the value of, services provided or to be provided by Executive (including Executive’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant), before, on or after the date of a change in ownership or control of the Company (within the meaning of Q&A‑2(b) of the final regulations under Section 280G of the Code), such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A‑9 and Q&A‑40 to Q&A‑44 of the final regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A‑2(a) of the final regulations under Section 280G of the Code in accordance with Q&A‑5(a) of the final regulations under Section 280G of the Code.
(d)    The following terms shall have the following meanings for purposes of this Section 6:
(i)“Accounting Firm” shall mean a nationally recognized certified public accounting firm or other professional organization that is a certified public accounting firm recognized as an expert in determinations and calculations for purposes of Section 280G of the Code that is selected by the Company prior to a Change in Control for purposes of making the applicable determinations hereunder and is reasonably acceptable to Executive, which firm shall not, without Executive’s consent, be a firm serving as accountant or auditor for the individual, entity or group effecting the Change in Control.
(ii)“Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determines to be likely to apply to Executive in the relevant tax year(s).
(iii)“Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Accounting Firm for purposes of determining whether and to what extent the excise tax under Section 4999 of the Code will apply to such Payment.
(iv)“Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of Executive, whether paid or payable pursuant to this Agreement or otherwise.
(v)“Safe Harbor Amount” shall mean 2.99 multiplied by Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.
7.    Miscellaneous.
(a)    Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without reference to principles of conflict of laws. The parties irrevocably submit to the jurisdiction of any state or federal court sitting in or for Collin County, Texas with respect to orders in aid or enforcement of arbitration awards and injunctive relief, and each party irrevocably agrees that all claims in respect of such dispute or proceeding shall be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by law, any objection that they may now or hereafter have to the venue of any dispute arising out of or relating to this Agreement or the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute or proceeding. Each party agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. THE PARTIES HEREBY WAIVE A TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTER CLAIM BROUGHT OR ASSERTED BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT.
(b)    Dispute Resolutions. Any and all disputes that arise out of or relate to the provisions of this Agreement or the alleged breach thereof (other than orders in aid or enforcement of arbitration awards and injunctive relief) shall be resolved by arbitration in accordance with the Federal Arbitration Act and in accordance with the Employment Arbitration

Rules of the American Arbitration Association (the “AAA”) before a single arbitrator who shall be selected in accordance with the AAA rules. The arbitrator must have at least ten (10) years’ experience in employment matters. Arbitration will be conducted in Collin County, Texas. Judgment may be entered upon the final award of the arbitrator.
(c)    Indemnification. The Company shall, to the maximum extent to which it is empowered by its governing documents and the laws of the State of Texas, defend, indemnify and hold harmless Executive from and against any and all demands, claims and causes of action made against Executive concerning or relating to his service, actions or omissions on behalf of the Company or its affiliates as an employee, director, officer, or agent, including, without limitation, holding Executive harmless for any losses, costs and expenses in connection with any such demand, claim, or cause of action. Executive shall be covered by directors and officers insurance that the Company provides from time to time to its directors and executives, on terms no less favorable than those provided to similarly situated executives, both during Executive’s employment by the Company and for such period thereafter that the Company provides insurance coverage to its similarly situated former executives.
(d)    Interpretation. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. For purposes of this Agreement, the term “including” shall mean “including, without limitation” and the word “or” shall be understood to mean “and/or.”
(e)    Amendments; No Waiver. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives. Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
(f)    Survival. The provisions of this Agreement that by their terms call for performance subsequent to the termination of either Executive’s employment or this Agreement (including the terms of Sections 4, 5, 6 and 7(c)) shall survive such termination.
(g)    Invalidity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
(h)    Successors. This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law, or otherwise.

(i)    Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:	At the most recent address on file at the Company.

If to the Company:	Independent Bank Group, Inc. 7777 Henneman Way McKinney, Texas 75070 Attention: General Counsel
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
(j)    Tax Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
(k)    Section 409A.
(i)    General. It is intended that payments and benefits made or provided under this Agreement shall not result in penalty taxes or accelerated taxation pursuant to Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception, the separation pay exception or another exception under Section 409A of the Code shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A of the Code to the extent necessary in order to avoid the imposition of penalty taxes on Executive pursuant to Section 409A of the Code. In no event may Executive, directly or indirectly, designate the calendar year of any payment under this Agreement, and to the extent required by Section 409A of the Code, any payment that may be paid in more than one (1) taxable year shall be paid in the later taxable year.
(ii)    Reimbursements and In-Kind Benefits. Notwithstanding anything to the contrary in this Agreement, all reimbursements and in-kind benefits provided under this Agreement that are subject to Section 409A of the Code shall be made in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (A) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement); (B) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (C) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (D) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(iii)    Delay of Payments. Notwithstanding any other provision of this Agreement to the contrary, if Executive is considered a “specified employee” for purposes of Section 409A of the Code (as determined in accordance with the methodology established by the Company and its affiliates as in effect on the Date of Termination), any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code that is otherwise due to Executive under this Agreement during the six (6)-month period immediately following Executive’s separation from service on account of Executive’s separation from service shall instead be paid, with interest (based on the rate in effect for the month in which Executive’s separation from service occurs), on the first business day of the seventh (7th) month following his separation from service (the “Delayed Payment Date”), to the extent necessary to prevent the imposition of tax penalties on Executive under Section 409A of the Code. If Executive dies during the postponement period, the amounts and entitlements delayed on account of Section 409A of the Code shall be paid to the personal representative of his estate on the first to occur of the Delayed Payment Date or thirty (30) calendar days after the date of Executive’s death.
(l)    Effective Date; Entire Agreement. This Agreement shall become effective on the Effective Date, subject to Executive’s continued employment with the Company through such date. If Executive’s employment with the Company terminates for any reason before the Effective Date or the Merger Agreement is terminated before the closing of the Merger, this Agreement shall terminate automatically and be of no further force or effect, and neither of the parties shall have any obligations hereunder. Effective on the Effective Date, this Agreement shall constitute the entire agreement between the parties and, as of the Effective Date, terminates and supersedes any and all prior agreements and understandings (whether written or oral) between the parties with respect to the subject matter of this Agreement (including the Change in Control Agreement between Executive and the Company dated as of July 26, 2016); provided, however, that the covenants set forth in Section 5 of this Agreement shall be in addition to, and shall not supersede, any restrictive covenants to which Executive is otherwise subject under any other plan, agreement or arrangement of the Companies.
(m)    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand and, the Company has caused these presents to be executed in its name and on its behalf, all as of the day and year first above written.
INDEPENDENT BANK GROUP, INC.
By: /s/ David R. Brooks
Name: David R. Brooks
Title: Chairman of the Board, President and     Chief Executive Officer
EXECUTIVE
/s/ Daniel W. Brooks
Daniel W. Brooks

[Signature Page to Employment Agreement]

Exhibit A
FORM OF RELEASE
THIS RELEASE (this “Release”) is entered into between Daniel W. Brooks (“Executive”) and Independent Bank Group, Inc. (the “Company”) for the benefit of the Company and its affiliates. The entering into and non-revocation of this Release is a condition to Executive’s right to receive certain payments and benefits under Sections [4(a)(ii)][4(b)(ii) and 4(b)(iii)] of the Employment Agreement entered into by and between Executive and the Company, dated as of December 9, 2019 (the “Employment Agreement”). Capitalized terms used and not defined herein shall have the meaning provided in the Employment Agreement.

Accordingly, Executive and the Company agree as follows.

1.    General Release and Waiver of Claims. In consideration for the payments and other benefits provided to Executive by the Employment Agreement, to which Executive is not otherwise entitled, and the sufficiency of which Executive acknowledges, Executive represents and agrees, as follows:

(a)    Release. Executive, for himself, his heirs, administrators, representatives, executors, successors and assigns (collectively “Releasers”), hereby irrevocably and unconditionally releases, acquits and forever discharges and agrees not to sue the Company or any of its subsidiaries, divisions, affiliates and related entities and its current and former directors, officers, shareholders, trustees, employees, consultants, independent contractors, representatives, agents, servants, successors and assigns and all persons acting by, through or under or in concert with any of them (collectively “Releasees”), from any and all claims, rights and liabilities up to and including the date of this Release arising from or relating to Executive’s employment with, or termination of employment from, the Company, under the Employment Agreement and from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of actions, suits, rights, demands, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected and any claims of wrongful discharge, breach of contract, implied contract, promissory estoppel, defamation, slander, libel, tortious conduct, employment discrimination or claims under any federal, state or local employment statute, law, order or ordinance, including any rights or claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621 et seq. (“ADEA”), or any other federal, state or municipal ordinance relating to discrimination in employment. Nothing contained herein shall restrict the parties’ rights to enforce the terms of this Release.

(b)    Proceedings; Whistleblower Rights. To the maximum extent permitted by law, Executive agrees that he has not filed, nor will he ever file, a lawsuit asserting any claims that are released by this Release, or to accept any benefit from any lawsuit that might be filed by another person or government entity based in whole or in part on any event, act, or omission that is the subject of this Release. Notwithstanding the foregoing, nothing in this Release shall impair Executive’s rights under the whistleblower provisions of any applicable federal law or regulation or, for the avoidance of doubt, limit Executive’s right to receive an award for information provided to any government authority under such law or regulation.

(c)    Exclusions. This Release specifically excludes Executive’s rights and the Company’s obligations under Sections 4(a) and 4(b) of the Employment Agreement. Excluded from this Release are: (i) any claims that cannot be waived by law; (ii) Executive’s rights to receive any payments or benefits under Section 4 of the Employment Agreement; (iii) any rights Executive may have to receive vested amounts under any of the Company’s employee benefit plans and/or pension plans or programs; (iv) Executive’s rights in and to any equity or ownership interest that Executive continues to hold following his termination of employment; (v) Executive’s rights to medical benefit continuation coverage pursuant to federal law (COBRA); (vi) any rights or claims that the law does not allow to be released and/or waived by private agreement; (vii) any rights or claims that are based on events occurring after the date on which Executive signs this Release; or (viii) any claims to indemnification or insurance coverage, including but not limited to “D&O coverage”, that Executive may have with respect to any claims made or threatened against Executive in Executive’s capacity as a director, officer or employee of the Company or the Releasees. Nothing contained in this Release shall release Executive from his obligations, including any obligations to abide by the covenants set forth in Section 5 of the Employment Agreement and any other restrictive covenants applicable to Executive that continue or are to be performed following termination of employment.

(d)    EEOC Matters. The parties agree that this Release shall not affect the rights and responsibilities of the U.S. Equal Employment Opportunity Commission (the “EEOC”) to enforce ADEA and other laws. In addition, the parties agree that this Release shall not be used to justify interfering with Executive’s protected right to file a charge or participate in an investigation or proceeding conducted by the EEOC. The parties further agree that Executive knowingly and voluntarily waives all rights or claims (that arose prior to Executive’s execution of this Release) the Releasers may have against the Releasees, or any of them, to receive any benefit or remedial relief (including, but not limited to, reinstatement, back pay, front pay, damages, attorneys’ fees, experts’ fees) as a consequence of any investigation or proceeding conducted by the EEOC.

2.    Acknowledgements. Executive acknowledges that the Company has specifically advised him of the right to seek the advice of an attorney concerning the terms and conditions of this Release. Executive further acknowledges that he has been furnished with a copy of this Release, and he has been afforded [twenty-one (21)/forty-five (45)] days in which to consider the terms and conditions set forth above prior to this Release. By executing this Release, Executive affirmatively states that he has had sufficient and reasonable time to review this Release and to consult with an attorney concerning his legal rights prior to the final execution of this Release. Executive further agrees that he has carefully read this Release and fully understands its terms. Executive understands that he may revoke this Release within seven (7) days after signing this Release. Revocation of this Release must be made in writing and must be received by the General Counsel at the Company, 7777 Henneman Way, McKinney, Texas 75070 within the time period set forth above.

3.    Governing Law. This Release shall be governed by and construed in accordance with the laws of the state of Texas, without giving effect to any choice of law or conflicting provision or rule (whether of the state of Texas or any other jurisdiction) that would cause the laws of any jurisdiction other than the state of Texas to be applied. In furtherance of the foregoing, the internal law of the state of Texas shall control the interpretation and construction of this Release, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply. The provisions of this Release are severable, and if any part or portion of it is found to be unenforceable, all other parts and provisions shall remain fully valid and enforceable.

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4.    Effectiveness. This Release shall become effective and enforceable on the eighth day following its execution by Executive, provided that he does not exercise his right of revocation as described above. If Executive fails to sign and deliver this Release or revokes his signature, this Release shall be without force or effect, and Executive shall not be entitled to the payments and benefits of Section 4(a)(ii) of the Employment Agreement.

[Remainder of Page Intentionally Left Blank]

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EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS READ THIS RELEASE AND THAT EXECUTIVE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT EXECUTIVE HEREBY EXECUTES THE SAME AND MAKES THIS RELEASE AND THE RELEASE PROVIDED FOR HEREIN VOLUNTARILY AND OF EXECUTIVE’S OWN FREE WILL.

Date:	December 9, 2019	/s/ Daniel W. Brooks
Daniel W. Brooks

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